Offshore Logistics, Inc.

224 Rue De Jean – 70508
Post Office Box 5C
Lafayette, Louisiana 70505
Tel: (337) 233-1221
Fax: (337) 235-6678

PRESS RELEASE

OFFSHORE LOGISTICS, INC. U.K. AFFILIATE, BRISTOW HELICOPTERS LIMITED, DISCUSSES CONTRACT EXTENSION

LAFAYETTE, LOUISIANA (May 4, 2005) – Offshore Logistics, Inc. (NYSE: OLG) said today that a news release was issued on Friday, April 29, 2005 in the United Kingdom regarding its UK affiliate, Bristow Helicopters Limited (Bristow), the text of which follows:

“Bristow Helicopters are pleased to announce the award of a £100 million three-year extension to a contract for the provision of aviation services to the Integrated Aviation Consortium (IAC) comprising of Shell, CNR, BP, BP Sullom Voe and Lundin. The contract extension will secure approximately 200 jobs in both Aberdeen and Shetland.

Bristow’s Commercial Manager, Alan Grant said: ‘The extension of this contract is a terrific boost for everyone involved and highlights the appreciation of the quality of the service provided. Together, all the partners have worked as a team overcoming the many challenges posed by such a complex operation and have shown an unwavering commitment to the provision of a safe and efficient service.’

Bristow currently has five AS332L Super Puma helicopters based in Scatsta servicing offshore facilities both East and West of the Shetland Islands and manages the provision of three BAe 146 fixed wing aircraft ferrying offshore-bound and Sullom Voe personnel between Aberdeen and Shetland, the Contract also includes the management of all aspects of the airport facility at Scatsta Airport.

Bristow Helicopters has been the main contractor for the IAC since 1996 and are looking forward to continuing to provide the service for a further three years from 1st July this year. ”

Offshore Logistics, Inc. is a major provider of helicopter transportation services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the United States Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Egypt and the Far East. The Company’s Common Stock is traded on the New York Stock Exchange under the symbol OLG.

Statements contained in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected, estimated or implied in such forward-looking statements. Factors that could cause actual results to differ materially from those contained in this press release include, without limitation, the possibility that the benefits of the contract extension are less than anticipated. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the year ended March 31, 2004 and the Company’s report on Form 10-Q for the quarters ended June 30, September 30 and December 31, 2004. Copies of these may be obtained by contacting the Company or the SEC. The Company does not intend to update any of its forward-looking statements.

Investor Relations Contact:
William E. Chiles
Phone: (337) 233-1221
Fax (337) 235-6678
bchiles@olog.com